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                                                       Exhibit 23(i)

The Board of Directors and Stockholders
Chrysalis International Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-49124 and No. 33-70976) on Form S-8 of Chrysalis International Corporation of our report dated March 4, 1998, relating to the consolidated balance sheets of Chrysalis International Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, Annual Report on Form 10-K of Chrysalis International Corporation.


Princeton, New Jersey
March 27, 1998